                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  3  )*
                                        -----

                         VERITAS Software Corporation
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                923436109
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 Pages
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CUSIP No. 923436109                      13G             Page 2 of 4Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

     Mark Leslie S.S. ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /

     Not Applicable
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     U.S.A.
-------------------------------------------------------------------------------
                              (5) Sole Voting Power

Number of Shares                  502,785
 Beneficially                --------------------------------------------------
 Owned by                     (6) Shared Voting Power
 Each Reporting
 Person With                      -0- (see item 5)
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                                  502,785 (see item 5)
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     502,785
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     3.71%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 923436109                      13G             Page 3 of 4Pages

ITEM 1.  ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

         (a)  VERITAS Software Corporation
         (b)  1600 Plymouth Street, Mountain View, California, 94043
-------------------------------------------------------------------------------


ITEM 2.  INFORMATION CONCERNING PERSON FILING:

         (a)  Mark Leslie
         (b)  1600 Plymouth Street, Mountain View, California, 94043
         (c)  U.S.A.
         (d)  Common Stock
         (e)  923436 10 9
-------------------------------------------------------------------------------


ITEM 3.  STATUS OF PERSON FILING:

         Not Applicable
-------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP:

         Not Applicable: -0-
-------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         (a) 502,785 (including 55,000 shares subject to immediately exercisable options)
         (b)   %3.71
         (c) (i) Sole power to vote or to direct vote: 502,785 shares (including 55,000 shares subject to immediately exercisable options)
               (ii) Shared power to vote or to direct vote: -0-
               (iii) Sole power to dispose or to direct vote the disposition 502,785 shares (including 55,000 shares subject to immediately exercisable options)
               (iv) Shared power to dispose or to direct the disposition: -0-
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

         Not Applicable

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CUSIP No. 923436109                      13G             Page 4 of 4Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF GROUP:

         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION:

         Not Applicable


                                  SIGNATURE
                                  ---------

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 Dated: February 25, 1997



By: /s/ Mark Leslie
   ---------------------
   Mark Leslie